Exhibit 99.1

PositiveID Corporation Receives NASDAQ Extension to Regain Compliance

with Minimum Bid Price – 180 Days from Notice Date

Company Now Has Until September 12, 2011 to Regain Compliance

DELRAY BEACH, FL – May 31, 2011 – PositiveID Corporation (“PositiveID” or “Company”) (NASDAQ: PSID), a developer of medical technologies for diabetes management, clinical diagnostics and bio-threat detection, announced today that it received a notification from the NASDAQ Hearings Department on May 27, 2011, that a Hearings Panel has granted the Company an extension to regain compliance with the minimum bid price requirement set forth in NASDAQ Marketplace Rule 5550(a)(2): 180 days from March 15, 2011, the date the Company received a determination letter regarding the minimum bid price deficiency.

The Hearings Panel’s decision also requires that, on or before August 15, 2011, the Company must file with the Securities and Exchange Commission (SEC) (i) a current report on Form 8-K with pro forma financial statements giving effect to the Company’s acquisition of MicroFluidic Systems (a transaction which closed on May 23, 2011), and (ii) the Company’s quarterly report on Form 10-Q for the second quarter of 2011, including interim financial statements, which reflect that the Company has stockholders’ equity in excess of $2.5 million, in accordance with NASDAQ Marketplace Rule 5550(b)(1). The Company is currently in compliance with the stockholders’ equity requirement and expects to continue to be in compliance with the stockholders’ equity requirement at the time of its next quarterly report.

About PositiveID Corporation

PositiveID Corporation develops unique medical devices and biological detection systems, focused primarily on diabetes management, rapid medical testing and airborne bio-threat detection. Its wholly-owned subsidiary, MFSI, is focused on the development of microfluidic systems for automated preparation of and performance of biological assays. For more information on PositiveID, please visit www.PositiveIDCorp.com.

Statements about PositiveID’s future expectations, including the likelihood the Company will regain compliance with the $1.00 minimum bid requirement by September 12, 2011, the likelihood that the Company will remain in compliance with the $2.5 million stockholders’ equity requirement, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID’s actual results could differ materially from expected results.  These risks and uncertainties include the likelihood that, on or before September 12, 2011, the Company will have a closing bid price of $1.00 or more for a minimum of 10 consecutive trading days; the Company’s ability to regain compliance with NASDAQ Rules including the stockholders’ equity requirement; as well as certain other risks. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on March 25, 2011, and 10-Q filed on May 13, 2011, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Allison Tomek

561-805-8000

atomek@positiveidcorp.com

Dan Schustack

CEOcast

212-732-4300

dschustack@ceocast.com